Exhibit 10.3

PAETEC HOLDING CORP.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

PAETEC Holding Corp., a Delaware corporation (the “Company”), hereby grants stock units for shares of the common stock, par value $.01 per share, of the Company (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth in the attached term sheet. Additional terms and conditions of the Award are set forth in this cover sheet, in the attached term sheet (together with this cover sheet and any schedules attached hereto, the “Agreement”) and in the Company’s 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date:                      ,

Name of Grantee:

Number of Shares of Stock Covered by Grant:

Purchase Price per Share: $0.00

Vesting Start Date:                      ,

Carefully review all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been provided to you. In the event any provision of this Agreement should appear to be inconsistent with the Plan, the Plan will control.

Attachment

This is not a stock certificate or a negotiable instrument.

PAETEC HOLDING CORP.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units/ Nontransferability	This grant is an Award of Stock Units for the number of shares of Stock set forth on the cover sheet at the purchase price per share set forth on the cover sheet, subject to the vesting conditions described below (the “Restricted Stock Units”). The purchase price is deemed paid by your prior services to the Company. Your Restricted Stock Units may not be sold, assigned, pledged, hypothecated or otherwise transferred, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting	Your right to the Stock under this Award will vest as to ______ (__) of the total number of shares of Stock covered by this Award, as shown on the cover sheet, on the ___-year anniversary of the Vesting Start Date (the “Anniversary Date”), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, your right to the Stock under this Award will vest at the rate of _____ (__) shares of Stock per year as of each subsequent Anniversary Date. In addition, any performance-based conditions to vesting are set forth on Schedule 1 attached hereto.

Death or Disability	Notwithstanding the foregoing vesting schedule, your right to the Stock under this Award will become 100% vested upon your termination of Service, if your Service terminates as a result of your death or Disability.

Termination for Good Reason or without Cause	Notwithstanding the foregoing vesting schedule, your right to the Stock under this Award will continue to vest for two (2) years following your termination from Service if your Service is terminated by you for Good Reason (as defined in your Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement dated February 22, 2008, as amended from time to time (your “Confidentiality Agreement”)) or by the Company without Cause (as determined by the Board and defined in your Confidentiality Agreement) and satisfaction of any performance-based conditions to vesting will be determined as if your employment with the Company continued during such two (2) year period, to the extent that you continue to comply with the terms of your Confidentiality Agreement.

Change in Control	Notwithstanding the foregoing vesting schedule, your right to the Stock under this Award will vest immediately prior to the consummation of a Change of Control Transaction (as defined in your Confidentiality Agreement) regardless of whether the transaction is also a Corporate Transaction (as defined in the Plan).

Forfeiture of Unvested Stock	In the event that your Service terminates for any reason other than your death, Disability, Good Reason or without Cause, you will forfeit to the Company all of the Stock subject to this Award that has not yet vested.

Stock Issuance

Upon the vesting of the Restricted Stock Units hereunder, the Company will issue to you the Stock to which such vested Restricted Stock Units relate. The issuance of your Stock under this Award will be evidenced in such a manner as the Board, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the Stock related to such Restricted Stock Units has been issued.

Notwithstanding the preceding paragraph, if the Stock would otherwise be delivered to you during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) restricted from selling Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the Stock will be delayed until the first date on which you are no longer prohibited from selling Stock due to a lock-up agreement or insider trading or similar plan restriction, but in any event no later than the last day of the calendar year in which the Stock otherwise would have been delivered.

Withholding Taxes	You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Stock acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of Stock arising from this Award, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company reserves (and any parent, Subsidiaries, or Affiliates reserve) the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for the Stock relating to the Restricted Stock Units has been issued (or an appropriate book entry has been made). You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each share of Stock subject to this Award as of the record date for such dividend equal to the per-Unit dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend, reverse stock split or a similar change in the Stock, the number of shares of Stock covered by this Award may be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your Restricted Stock Units will be subject to the terms of the agreement of merger, liquidation, or reorganization, in the event that the Company is subject to such corporate activity, to the extent specified in the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meanings set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this Award of Restricted Stock Units are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Award, you agree that the Company may deliver the Plan prospectus, the Company’s annual report and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact [NAME, TITLE, PAETEC Holding Corp., ADDRESS, PHONE] to request paper copies of these documents.

By accepting this Award, you agree to all of the terms and conditions described above and in the Plan.

Schedule 1

Performance-Based Vesting